Pricing Supplement dated May 27, 2026 (To the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$1,040,000

Autocallable Variable Coupon Notes due May 30, 2031

Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Intel Corporation, the Common Stock of Micron Technology, Inc. and the Common Stock of NVIDIA Corporation

Global Medium-Term Notes, Series A

The Notes do not provide for the payment of interest at a fixed rate. As described below and subject to automatic redemption, the Notes provide a Base Coupon on each Coupon Payment Date. In addition, if on any Observation Date the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value, the Notes will pay on the related Coupon Payment Date a Contingent Coupon plus all previously unpaid Contingent Coupons, if any. Investors should be willing to forgo dividend payments and, if the Closing Value of at least one Underlier is less than its Coupon Barrier Value on one or more Observation Dates, be willing to receive only the Base Coupon on some or all Coupon Payment Dates. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the values of the other Underliers.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 27, 2026	Final Valuation Date:†	May 27, 2031
Issue Date:	May 29, 2026	Maturity Date:†	May 30, 2031
Reference Assets:	The common stock of Advanced Micro Devices, Inc. (the “AMD Underlier”), the common stock of Intel Corporation (the “INTC Underlier”), the common stock of Micron Technology, Inc. (the “MU Underlier”) and the common stock of NVIDIA Corporation (the “NVDA Underlier”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Coupon Barrier Value(2)
AMD Underlier	AMD UW<Equity>	$495.54	$396.43
INTC Underlier	INTC UW<Equity>	$121.77	$97.42
MU Underlier	MU UW<Equity>	$928.41	$742.73
NVDA Underlier	NVDA UW<Equity>	$212.60	$170.08
(1) With respect to each Underlier, the Closing Value of that Underlier on the Initial Valuation Date
(2) With respect to each Underlier, 80.00% of its Initial Underlier Value (rounded to two decimal places)
Automatic Redemption:	The Notes will not be automatically redeemable for approximately the first year after the Issue Date. Beginning with the twelfth Observation Date, if, on any Observation Date (other than the Final Valuation Date), the Closing Value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically redeemed and you will receive on the immediately following Coupon Payment Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Base Coupon plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.
Base Coupon:

$0.208 per $1,000 principal amount Note (based on a rate of 0.25% per annum or 0.0208% per month, rounded to four decimal places, if applicable)

If the Notes have not been automatically redeemed, you will receive a Base Coupon on each Coupon Payment Date.

Contingent Coupon:

$6.208 per $1,000 principal amount Note (based on a rate of 7.45% per annum or 0.6208% per month, rounded to four decimal places, if applicable)

If the Notes have not been automatically redeemed and the Closing Value of each Underlier on an Observation Date is greater than or equal to its Coupon Barrier Value, you will receive on the related Coupon Payment Date a Contingent Coupon plus the amounts of all Contingent Coupons, if any, that would have been paid on a previous Coupon Payment Date had the Closing Value of each Underlier been greater than or equal to its Coupon Barrier Value on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”). If the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier Value, the Contingent Coupon applicable to that Observation Date will not be payable on the related Coupon Payment Date.

Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Base Coupon plus any Contingent Coupon and any Unpaid Contingent Coupons otherwise due.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.75%	96.25%
Total	$1,040,000	$1,040,000	$39,000	$1,001,000
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $962.50 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $923.20 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of $37.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Observation Dates:†	June 29, 2026, July 27, 2026, August 27, 2026, September 28, 2026, October 27, 2026, November 27, 2026, December 28, 2026, January 27, 2027, March 1, 2027, March 29, 2027, April 27, 2027, May 27, 2027, June 28, 2027, July 27, 2027, August 27, 2027, September 27, 2027, October 27, 2027, November 29, 2027, December 27, 2027, January 27, 2028, February 28, 2028, March 27, 2028, April 27, 2028, May 30, 2028, June 27, 2028, July 27, 2028, August 28, 2028, September 27, 2028, October 27, 2028, November 27, 2028, December 27, 2028, January 29, 2029, February 27, 2029, March 27, 2029, April 27, 2029, May 29, 2029, June 27, 2029, July 27, 2029, August 27, 2029, September 27, 2029, October 29, 2029, November 27, 2029, December 27, 2029, January 28, 2030, February 27, 2030, March 27, 2030, April 29, 2030, May 28, 2030, June 27, 2030, July 29, 2030, August 27, 2030, September 27, 2030, October 28, 2030, November 27, 2030, December 27, 2030, January 27, 2031, February 27, 2031, March 27, 2031, April 28, 2031 and the Final Valuation Date
Coupon Payment Dates:†	July 6, 2026, August 3, 2026, September 3, 2026, October 5, 2026, November 3, 2026, December 4, 2026, January 5, 2027, February 3, 2027, March 8, 2027, April 5, 2027, May 4, 2027, June 4, 2027, July 6, 2027, August 3, 2027, September 3, 2027, October 4, 2027, November 3, 2027, December 6, 2027, January 3, 2028, February 3, 2028, March 6, 2028, April 3, 2028, May 4, 2028, June 6, 2028, July 5, 2028, August 3, 2028, September 5, 2028, October 4, 2028, November 3, 2028, December 4, 2028, January 4, 2029, February 5, 2029, March 6, 2029, April 3, 2029, May 4, 2029, June 5, 2029, July 5, 2029, August 3, 2029, September 4, 2029, October 4, 2029, November 5, 2029, December 4, 2029, January 4, 2030, February 4, 2030, March 6, 2030, April 3, 2030, May 6, 2030, June 4, 2030, July 5, 2030, August 5, 2030, September 4, 2030, October 4, 2030, November 4, 2030, December 5, 2030, January 6, 2031, February 3, 2031, March 6, 2031, April 3, 2031, May 5, 2031 and the Maturity Date
Closing Value:	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749GUD7 / US06749GUD77

*	The Underliers and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underliers” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving only the Base Coupon on some or all Coupon Payment Dates over the term of the Notes in the event the Closing Value of at least one Underlier falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•	You understand and accept that you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the Base Coupons and any Contingent Coupons paid on the Notes.

•	You do not anticipate that the Closing Value of any Underlier will fall below its Coupon Barrier Value on any Observation Date.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

•	You understand and accept the risk that you will receive only the Base Coupon on the related Coupon Payment Date if the Closing Value of any Underlier is less than its Coupon Barrier Value on an Observation Date.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underliers, nor will you have any voting rights with respect to the Underliers.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving only the Base Coupon on some or all Coupon Payment Dates over the term of the Notes in the event the Closing Value of at least one Underlier falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Base Coupons and any Contingent Coupons paid on the Notes.

•	You anticipate that the Closing Value of at least one Underlier will decline during the term of the Notes such that the Closing Value of at least one Underlier will fall below its Coupon Barrier Value on one or more Observation Dates.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to not receive Contingent Coupons, regardless of the performance of any other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underliers.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples demonstrate the circumstances under which you may receive Contingent Coupons during the term of the Notes. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $80.00 (80.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are not automatically redeemed.

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Coupon Barrier Value of $80.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Coupon Barrier Values for the Underliers. The actual Initial Underlier Value and Coupon Barrier Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first and second Observation Dates, but the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each other Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Coupon Payment Date per $1,000 Principal Amount Note
1	AMD Underlier	$150.00	$6.208
	INTC Underlier	$100.00
	MU Underlier	$90.00
	NVDA Underlier	$110.00
2	AMD Underlier	$115.00	$6.208
	INTC Underlier	$95.00
	MU Underlier	$120.00
	NVDA Underlier	$85.00
3-59	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	INTC Underlier
	MU Underlier
	NVDA Underlier
Final	AMD Underlier	$65.00	$0
	INTC Underlier	$40.00
	MU Underlier	$30.00
	NVDA Underlier	$70.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first and second Observation Dates, you will receive a Contingent Coupon of $6.208 per $1,000 principal amount Note (0.6208% of the principal amount) on each related Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the remaining Observation Dates, the Contingent Coupons applicable to those Observation Dates will not be payable at any time. In addition, you will receive the Base Coupon of $0.208 per $1,000 principal amount Note (0.0208% of the principal amount) on each Coupon Payment Date.

Example 2: The Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second through fifty-ninth Observation Dates, but the Closing Value of each Underlier is greater than its Coupon Barrier Value on the first and final Observation Dates.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Coupon Payment Date per $1,000 Principal Amount Note
1	AMD Underlier	$150.00	$6.208
	INTC Underlier	$100.00
	MU Underlier	$90.00
	NVDA Underlier	$130.00
2	AMD Underlier	$115.00	$0
	INTC Underlier	$55.00
	MU Underlier	$120.00
	NVDA Underlier	$85.00
3-59	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	INTC Underlier
	MU Underlier
	NVDA Underlier
Final	AMD Underlier	$85.00	$366.272 (reflecting Contingent Coupon for final Observation Date and Unpaid Contingent Coupons for second through fifty-ninth Observation Dates)
	INTC Underlier	$140.00
	MU Underlier	$130.00
	NVDA Underlier	$95.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first Observation Date, you will receive a Contingent Coupon of $6.208 per $1,000 principal amount Note (0.6208% of the principal amount) on the related Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second through fifty-ninth Observation Dates, the Contingent Coupons applicable to those Observation Dates will not be payable on the related Coupon Payment Dates; however, because the Closing Value of each Underlier on the final Observation Date is greater than its Coupon Barrier Value, the Contingent Coupons that would have been paid on the second through fifty-ninth Coupon Payment Dates had the Closing Value of each Underlier been greater than or equal to its Coupon Barrier Value on the second through fifty-ninth Observation Dates will be paid on the final Coupon Payment Date. In addition, you will receive the Base Coupon of $0.208 per $1,000 principal amount Note (0.0208% of the principal amount) on each Coupon Payment Date.

Example 3: The Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Coupon Payment Date per $1,000 Principal Amount Note
1	AMD Underlier	$30.00	$0
	INTC Underlier	$100.00
	MU Underlier	$90.00
	NVDA Underlier	$70.00
2	AMD Underlier	$115.00	$0
	INTC Underlier	$45.00
	MU Underlier	$120.00
	NVDA Underlier	$90.00
3-59	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	INTC Underlier
	MU Underlier
	NVDA Underlier
Final	AMD Underlier	$65.00	$0
	INTC Underlier	$40.00
	MU Underlier	$30.00
	NVDA Underlier	$50.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date, you will not receive a Contingent Coupon on any related Coupon Payment Date. You will receive only the Base Coupon of $0.208 per $1,000 principal amount Note (0.0208% of the principal amount) on each Coupon Payment Date.

Example 3 demonstrates that you may not receive a Contingent Coupon on any Coupon Payment Date. If the Closing Value of at least one Underlier is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes and your return on the Notes will be limited to the Base Coupons you receive.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION OR AT MATURITY

The following examples demonstrate the hypothetical total return upon an automatic redemption or at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $80.00 (80.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Coupon Barrier Value of $80.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Coupon Barrier Values for the Underliers. The actual Initial Underlier Value and Coupon Barrier Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the twelfth Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Total Coupon Payment on Related Coupon Payment Date per $1,000 Principal Amount Note	Payment upon Automatic Redemption
1	AMD Underlier	$140.00	N/A	$6.416 (reflecting Base Coupon and Contingent Coupon for first Observation Date)	N/A
	INTC Underlier	$135.00
	MU Underlier	$120.00
	NVDA Underlier	$115.00
2-11	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	N/A	$0.208	N/A
	INTC Underlier
	MU Underlier
	NVDA Underlier
12	AMD Underlier	$150.00	Yes	—	$1,068.496 (reflecting Base Coupon and Contingent Coupon for twelfth Observation Date and Unpaid Contingent Coupons for second through eleventh Observation Dates)
	INTC Underlier	$115.00
	MU Underlier	$130.00
	NVDA Underlier	$110.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first Observation Date, you will receive a Contingent Coupon of $6.208 per $1,000 principal amount Note (0.6208% of the principal amount) in addition to the Base Coupon of $0.208 per $1,000 principal amount Note (0.0208% of the principal amount) on the related Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each of the second through eleventh Observation Dates, you will receive only the Base Coupons on the related Coupon Payment Dates.

Because the Closing Value of each Underlier on the twelfth Observation Date (which is approximately one year after the Issue Date and is the first Observation Date on which the Notes may be automatically redeemed) is greater than its Initial Underlier Value, the Notes are automatically redeemed on the immediately following Coupon Payment Date. You will receive on the relevant Coupon Payment Date a cash payment of $1,068.496 per $1,000 principal amount Note, which is equal to your principal amount plus the Base Coupon and the Contingent Coupon for the twelfth Observation Date and the Unpaid Contingent Coupons for the second through eleventh Observation Dates. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the fifty-ninth Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Total Coupon Payment on Related Coupon Payment Date per $1,000 Principal Amount Note	Payment upon Automatic Redemption
1	AMD Underlier	$80.00	N/A	$6.416 (reflecting Base Coupon and Contingent Coupon for first Observation Date)	N/A
	INTC Underlier	$115.00
	MU Underlier	$95.00
	NVDA Underlier	$85.00
2-11	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	N/A	$0.208	N/A
	INTC Underlier
	MU Underlier
	NVDA Underlier
12-58	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	No	$0.208	N/A
	INTC Underlier
	MU Underlier
	NVDA Underlier
59	AMD Underlier	$105.00	Yes	—	$1,360.272 (reflecting Base Coupon and Contingent Coupon for fifty-ninth Observation Date and Unpaid Contingent Coupons for second through fifty-eighth Observation Dates)
	INTC Underlier	$120.00
	MU Underlier	$115.00
	NVDA Underlier	$100.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first Observation Date, you will receive a Contingent Coupon of $6.208 per $1,000 principal amount Note (0.6208% of the principal amount) in addition to the Base Coupon of $0.208 per $1,000 principal amount Note (0.0208% of the principal amount) on the related Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each of the second through fifty-eighth Observation Dates, you will receive only the Base Coupons on the related Coupon Payment Dates.

Because the Closing Value of each Underlier on the fifty-ninth Observation Date is greater than its Initial Underlier Value, the Notes are automatically redeemed on the immediately following Coupon Payment Date. You will receive on the relevant Coupon Payment Date a cash payment of $1,360.272 per $1,000 principal amount Note, which is equal to your principal amount plus the Base Coupon and the Contingent Coupon for the fifty-ninth Observation Date and the Unpaid Contingent Coupons for the second through fifty-eighth Observation Dates. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 3: The Notes are not automatically redeemed.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Total Coupon Payment on Related Coupon Payment Date per $1,000 Principal Amount Note	Payment upon Automatic Redemption
1	AMD Underlier	$105.00	N/A	$0.208	N/A
	INTC Underlier	$60.00
	MU Underlier	$120.00
	NVDA Underlier	$80.00
2-11	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	N/A	$0.208	N/A
	INTC Underlier
	MU Underlier
	NVDA Underlier
12-58	AMD Underlier	Various (at least one Underlier below Coupon Barrier Value)	No	$0.208	N/A
	INTC Underlier
	MU Underlier
	NVDA Underlier
59	AMD Underlier	$40.00	No	$0.208	N/A
	INTC Underlier	$90.00
	MU Underlier	$120.00
	NVDA Underlier	$100.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each of the Observation Dates prior to the Final Valuation Date, you will receive only the Base Coupons on the related Coupon Payment Dates. Because the Closing Value of at least one Underlier is below its Initial Underlier Value on each Observation Date from and including the twelfth Observation Date, the Notes are not automatically redeemed.

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Base Coupon plus any Contingent Coupon and any Unpaid Contingent Coupons otherwise due.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Receive Only the Base Coupon on Each Coupon Payment Date Over the Term of the Notes—The Issuer will not necessarily make any Contingent Coupon payments on the Notes. You will receive on the related Coupon Payment Date a Contingent Coupon plus all previously Unpaid Contingent Coupons, if any, only if the Closing Value of each Underlier on an Observation Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier Value, the Contingent Coupon applicable to that Observation Date will not be payable on the related Coupon Payment Date. If a Contingent Coupon is not paid on any Coupon Payment Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Coupon Payment Date only if the Closing Value of each Underlier on a subsequent Observation Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes and your return on the Notes will be limited to the Base Coupons you receive. Under these circumstances, the return on the Notes may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity.

•	Your Potential Return on the Notes Is Limited to the Base Coupons and Any Contingent Coupons, and You Will Not Participate in Any Appreciation of Any Underlier—The potential positive return on the Notes is limited to the Base Coupons and any Contingent Coupons that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Underlier, which may be significant.

•	Your Potential Return on the Notes Will Be Different Depending on the Sequence of Closing Values of Each Underlier on Different Observation Dates—Depending on the sequence in which the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value. For example, if the Closing Value of any Underlier is less than its Coupon Barrier Value on each of the first fifty-nine Observation Dates but is greater than or equal to its Coupon Barrier Value on the final Observation Date, you will receive sixty Contingent Coupons (fifty-nine in the form of Unpaid Contingent Coupons). However, if the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Value of each Underlier was greater than or equal to the Coupon Barrier Value on twice as many Observation Dates as in the previous example.

•	Because the Notes Are Linked to the Least Performing Underlier, You Are Exposed to Greater Risks of Receiving Only the Base Coupon Than If the Notes Were Linked to a Single Underlier—The risk that you will receive only the Base Coupon on some or all Coupon Payment Dates is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Coupon Barrier Value on the specified Observation Dates, and therefore, it is more likely that you will not receive any Contingent Coupons. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Coupon Barrier Value on an Observation Date.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for receiving only the Base Coupon on some or all Coupon Payment Dates.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the values of the other Underliers. To receive a Contingent Coupon on any Coupon Payment Date, the Closing Value of each Underlier must be greater than or equal to its Coupon Barrier Value on the related Observation Date. Accordingly, your investment is subject to the market risk of each Underlier.

•	Automatic Redemption and Reinvestment Risk—If the Notes are automatically redeemed, the holding period over which you may receive Base Coupons and Contingent Coupons could be as short as approximately one year. The payment upon an automatic redemption, together with the Base Coupons and any Contingent Coupons and any Unpaid Contingent Coupons that you may have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market— Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Underliers. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that the Closing Value of that Underlier on one or more Observation Dates will be less than its Coupon Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will not receive Contingent Coupons with respect to one or more Observation Dates than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Underliers—The return on the Notes may not reflect the return you would realize if you actually owned the Underliers. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underliers would have.

•	Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, under our intended treatment of the Notes, you will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	There Are Risks Associated with Single Equities—The price of each Underlier can rise or fall sharply due to factors specific to that Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlier.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of an Underlier, the Calculation Agent may replace that Underlier with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of that Underlier upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace an Underlier, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlier, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market prices of, dividend rates on and expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of each Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Advanced Micro Devices, Inc.

According to publicly available information, Advanced Micro Devices, Inc. is a semiconductor company whose products include Artificial Intelligence (AI) accelerators, microprocessors (CPUs) and graphics processing units (GPUs), as standalone devices or as incorporated into accelerated processing units (APUs), chipsets, data center and professional GPUs, embedded processors, semi-custom System-on-Chip (SOC) products, microprocessor and SoC development services and technology, data processing units (DPUs), Field Programmable Gate Arrays (FPGAs), System on Modules (SOMs), AI Network Interface Cards (AI NICs) and Adaptive SoC products and that, from time to time, may also sell or license portions of its intellectual property portfolio. Information filed by Advanced Micro Devices, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07882. The common stock of Advanced Micro Devices, Inc. is listed on The Nasdaq Stock Market under the ticker symbol “AMD.”

Historical Performance of the AMD Underlier

The graph below sets forth the historical performance of the AMD Underlier based on the daily Closing Values from January 4, 2021 through May 27, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the AMD Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Intel Corporation

According to publicly available information, Intel Corporation is a designer and manufacturer of semiconductor products. Information filed by Intel Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217. The common stock of Intel Corporation is listed on The Nasdaq Stock Market under the ticker symbol “INTC.”

Historical Performance of the INTC Underlier

The graph below sets forth the historical performance of the INTC Underlier based on the daily Closing Values from January 4, 2021 through May 27, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the INTC Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Micron Technology, Inc.

According to publicly available information, Micron Technology, Inc. designs, develops and manufactures memory and storage products. Information filed by Micron Technology, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10658. The common stock of Micron Technology, Inc. is listed on The Nasdaq Stock Market under the ticker symbol “MU.”

Historical Performance of the MU Underlier

The graph below sets forth the historical performance of the MU Underlier based on the daily Closing Values from January 4, 2021 through May 27, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the MU Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation is a data center scale AI infrastructure company whose technology stack includes the NVIDIA CUDA development platform that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, frameworks, algorithms, software development kits and application programming interfaces. Information filed by NVIDIA Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-23985. The common stock of NVIDIA Corporation is listed on The Nasdaq Stock Market under the ticker symbol “NVDA.”

Historical Performance of the NVDA Underlier

The graph below sets forth the historical performance of the NVDA Underlier based on the daily Closing Values from January 4, 2021 through May 27, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the NVDA Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Because the Notes will be offered to initial purchasers at varying prices, it is expected that the "issue price" of the Notes for U.S. federal income tax purposes will be uncertain. We currently intend to treat the issue price as $1,000 for each $1,000 principal amount Note, and the remainder of this discussion so assumes, unless otherwise indicated. Our intended treatment will affect the amounts you will be required to include in income for U.S. federal income tax purposes. You should consult your tax advisor regarding the uncertainty with respect to the Notes' issue price, including the tax consequences to you if the actual issue price of the Notes for U.S. federal income tax purposes is not $1,000 per Note.

We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments in each year to reflect the difference, if any, between the actual and the projected amounts of the interest payments on the Notes in that year according to the “projected payment schedule” determined by us (and the projected amounts of the periodic payments will not be separately includible in your income). Although it is not entirely clear how the comparable yield should be determined when a debt instrument may be called prior to maturity, we will determine the comparable yield based upon the term to maturity of the Notes assuming no automatic call occurs. For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of your Notes, unless you timely disclose and explain the use of other estimates to the Internal Revenue Service (the “IRS”). Any income recognized upon a sale or exchange of a Note (including redemption upon automatic call or at maturity), will be treated as interest income for U.S. federal income tax purposes. You generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the remaining Coupons are treated as becoming fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts or timing of payments that we will make on the Notes.

If you purchase Notes at their original issuance for an amount that is different from their issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the Notes and treating these allocations as adjustments to your income when the payment is made. You should consult your tax advisor regarding the treatment of the difference between your basis in your Notes and their issue price.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to interest payments on the Notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S.

holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.